Exhibit 10.47
SUBSCRIPTION AGREEMENT

Dear Sirs:

1.    SUBSCRIPTION. Pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, Chris Maggiore (“Investor”), hereby subscribes for: (i) 666,666 shares of common stock of Invisa, Inc. (the “Company”) to be closed and the aggregate Subscription Price of Fifty Thousand Dollars ($50,000) paid within three (3) days from the date hereof at the rate of $0.075 per share (the “First Purchase”) and (ii) 500,000 shares of common stock of the Company to be closed and the aggregate Subscription Price of Fifty Thousand Dollars ($50,000) paid within thirty (30) days from the date hereof at the rate of $0.075 per share (the “Second Purchase”) provided that: (i) if an investment of $500,000 or more is committed to and accepted by the Company from an institutional investor before the full payment by Investor for the Second Purchase, Investor’s right to make and close the Second Purchase may be terminated by the Company in its discretion after five (5) business days written notice, (ii) in the event Investor does not timely and fully pay for the First Purchase, Investor’s right to make and close the Second Purchase may be terminated by the Company in its discretion and (iii) in the event Investor does not timely and fully pay for the Second Purchase, Investor’s right to make and close the Second Purchase will terminate without penalty and without affecting Investor’s ownership of shares of common stock acquired under the First Purchase. The Subscription Purchase Price shall be paid in full in cash prior to the issuance of the shares. The shares shall have piggy back registration rights where, in the discretion of the Company, such registration does not materially negatively effect the registration or offering being registered and is not prohibited by any agreement.

2.    REPRESENTATIONS.

Investor represents and warrants to the Company as follows:

(a) It is acquiring the securities of the Company for investment and not with a view for resale or distribution of the Shares;

(b) It agrees that the right to transfer the shares of Common Stock is restricted in accordance with state and federal securities laws;

(c) Investor is an “accredited investor” as defined in Regulation D promulgated under the Securities Act;

(d) The per-share purchase price of the securities was established by negotiation between the Company and Investor and Investor may experience substantial dilution to my investment;

(e) The Company’s Common Stock is publicly trading over the OTC:BB with limited liquidity and that there can be no assurance that the Company’s Common Stock will ever be publicly traded over any other market or with more liquidity and that the Shares of Common Stock being purchased hereunder are considered by Investor to be illiquid;

       (f) The Company is subject to a high degree of risk and has experienced a disruption to its business from a severe cash shortage and change in management; and

(g) Investor did not used, and is not obligated to pay any commission or other fee to, any finder or broker in connection with this transaction.

The Company represents and warrants to Investor as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) The Company has all requisite corporate power and authority to own and operate its properties and to carry on its business as presently conducted and as proposed to be conducted.

(c) The Company has all requisite legal and corporate power (i) to execute and deliver this Agreement and all listed exhibits hereto, (ii) to sell and issue the Shares of Common Stock hereunder, (iii) to issue the shares of Common Stock upon payment of the Subscription Price, and (v) to carry out and perform its obligations under the terms of this Agreement.

(d) The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, operations, assets, liabilities, properties, prospects, condition or affairs, financially or otherwise.

(e) The Company did not used, and is not obligated to pay any commission or other fee to, any finder or broker in connection with this transaction.

3.    INVESTIGATION. Investor has relied upon its own independent investigation in connection with this subscription. Investor has had access to all the following information:

(a)  All public filings made by the Company with the SEC;

(b)  All books and financial records of the Company and its subsidiaries;

(c)  All material contracts and documents relating to the Company and its subsidiaries;

(d)  All financial statements of the Company and its subsidiaries;

(e)  An opportunity to question each of the officers, directors, consultants and others affiliated with the Company and its subsidiaries; and

(f)  Investor does not require a prospectus or full disclosure offering or private placement memorandum concerning the Company or its subsidiaries. Investor is relying upon its right of access to information and documents and right to ask questions in connection with the subscription hereunder.

4.     DISCLOSURE. Section 517.061(11)(a)(5) of the Florida Securities Act provides as follows:

“When sales are made to five or more persons in this State (i.e. - Florida), any sale in this State (i.e. - Florida) made pursuant to this subsection is voidable by the purchaser in such sale, either within three (3) days after the first tender of consideration is made by said purchaser to the issuer, an agent of the issuer or an escrow agent, or within three (3) days after the availability of that privilege as communicated to such purchaser, whichever occurs later.”

5.    COSTS. Each party shall bear their own costs.

6.    INSTRUCTIONS. Investor requests that the Certificates be registered in the name(s) printed below. Delivery will be made to the address printed below:

Name:   Chris Maggiore
Address:   6860 Chillingworth Circle
     Canton, OH 44718

IN WITNESSETH WHEREOF, the parties for good and valuable consideration in hand received set their hand and seal as of this 20th day of June 2005.

ACCEPTANCE OF SUBSCRIPTION

INVISA, INC.	Chris Maggiore
/s/ Stephen A. Michael	/s/ Chris Maggiore
Stephen A. Michael	Chris Maggiore
Acting President